Exhibit 99.2

[JPM LETTERHEAD]

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated as of September 19, 2011 to the Board of Directors of Jazz Pharmaceuticals, Inc. (the “Company”) included as Annex B to the Proxy Statement/Prospectus relating to the proposed combination of the Company and Azur Pharma Public Limited Company (“Azur”), which is part of the Registration Statement of Azur on Form S-4, and (ii) the references to such opinion in the Proxy Statement/Prospectus under the headings “Summary—Opinion of Jazz Pharmaceuticals’ Financial Advisor,” “The Reorganization and the Merger—Background of the Transaction,” “The Reorganization and the Merger—Jazz Pharmaceuticals’ Reasons for the Merger and Recommendation of Jazz Pharmaceuticals’ Board of Directors” and “The Reorganization and the Merger—Opinion of Jazz Pharmaceuticals’ Financial Adviser and Certain Unaudited Financial Projections.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ J.P. MORGAN SECURITIES LLC

October 26, 2011